Exhibit 15.1

May 15, 2023

Sunrise New Energy Co., Ltd.

Room 703, West Zone, R&D Building

Zibo Science and Technology Industrial Entrepreneurship Park, No. 69 Sanying Road

Zhangdian District, Zibo City, Shandong Province

The People’s Republic of China

RE:	Consent of the People’s Republic of China Counsel

Dear Sirs/Madams,

We consent to the references to our name under the captions “Item 3. Key Information” and “Item 4. Information on the Company—B. Business—Regulations” in the annual report of Sunrise New Energy Co., Ltd. on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which is filed with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Jincheng Tongda & Neal Law Firm

PRIVILEGED & CONFIDENTIAL